Exhibit 4.2

Execution Version

HILLENBRAND, INC.,

AS ISSUER,

THE GUARANTORS (AS DEFINED HEREIN)

and

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

SUPPLEMENTAL INDENTURE No. 3

Dated as of September 25, 2019

to

INDENTURE

Dated as of July 9, 2010

among

HILLENBRAND, INC.,

AS ISSUER

and

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

$375,000,000

4.500% Notes due 2026

TABLE OF CONTENTS

i

ARTICLE IX METHODS OF RECEIVING PAYMENTS ON THE NOTES	18

SECTION 9.1 Methods of Receiving Payments on the Notes	18

ARTICLE X MISCELLANEOUS	18

SECTION 10.1 Term Defined	18
SECTION 10.2 Indenture	18
SECTION 10.3 Governing Law	18
SECTION 10.4 Successors	18
SECTION 10.5 Multiple Counterparts	18
SECTION 10.6 Effectiveness	18
SECTION 10.7 Trustee Disclaimer	18

ii

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 25, 2019, by and among Hillenbrand, Inc., an Indiana corporation (the “Company”), the Guarantors (as defined herein) party hereto, and U.S. Bank National Association, as trustee (the “Trustee”), to the hereafter defined Base Indenture.

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of July 9, 2010 (the “Base Indenture”),a supplemental indenture, dated as of January 10, 2013 (the “First Supplemental Indenture”), and a second supplemental indenture, dated as of April 15, 2016 (the “Second Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and this Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, Article 9 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into a supplemental indenture to the Base Indenture for, among other things, the purpose of establishing the designation, form, terms and conditions of Securities as permitted by Article 9 of the Base Indenture;

WHEREAS, on the date hereof the Company desires to establish a new series of Securities, to be designated as the Company’s 4.500% Senior Notes due 2026 (the “Notes”) pursuant to the Indenture, which Notes shall be senior unsecured obligations of the Company in an initial aggregate principal amount of $375,000,000;

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel pursuant to Sections 903 of the Base Indenture to the effect that the execution and delivery of this Supplemental Indenture is authorized or permitted under the Base Indenture and that all conditions precedent provided for in the Base Indenture to the execution and delivery of this Supplemental Indenture to be complied with by the Company have been complied with;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to Section 901 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of any Holders of the Notes; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions. For the purpose of this Supplemental Indenture, all capitalized terms used herein, unless otherwise defined herein, shall have the meanings assigned to them in the Base Indenture.

“Attributable Debt” means, with regard to a sale and leaseback arrangement of a Principal Property, the present value of the total net amount of rent payments to be made under the lease during its remaining term (excluding permitted extensions), discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments to be specified in the indenture.

“Change of Control” means the occurrence of any of the following after the Issue Date of the Notes:

(1)       the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(2)       the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock;

(3)       the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

(4)       the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding clauses (1) through (4) above, the transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(i) the direct or indirect holders of the Company’s Voting Stock immediately prior to such transaction hold at least a majority of such holding company’s Voting Stock immediately following such transaction and (ii) immediately following such transaction no “person” or “group” (as defined in clause (1) above), other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company (measured by voting power rather than number of shares).

Notwithstanding the foregoing clauses or any provision of the Exchange Act, a “person” or “group” (as defined in clause (1) above) shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting, support, option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.

“Change of Control Offer” has the meaning specified in Section 3.3.

“Change of Control Triggering Event” means the occurrence of a Change of Control and a Ratings Event.

“Company” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of the Indenture and, thereafter, means the successor thereto.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity date comparable to the remaining term of the Notes (as measured from the date of redemption and assuming for this purpose that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all Treasury Dealer Quotations obtained.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the Company’s most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the Company’s most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles (“GAAP”).

“Credit Agreement” means the Credit Agreement, dated as of August 28, 2019, by and among the Company and certain of its affiliates, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, amended and restated, refinanced or replaced from time to time.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Funded Debt” means debt that is not junior in right of payment to the debt securities and that matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such debt.

“Global Notes” means the Notes in global form and registered in the name of the Depository or its nominee that are in the form of Exhibit A.

“Guarantor” means each Subsidiary that provides a guarantee of the Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Interest Payment Date” means, with respect to the payment of interest on the Notes, March 15 and September 15 of each year.

“Interest Rate Rating Agency” means S&P or Moody’s, and together, the “Interest Rate Rating Agencies.”

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB-or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Issue Date” means September 25, 2019.

“Merger” means the Company’s proposed acquisition of Milacron Holdings Corp.

“Merger Agreement” means the Company’s Agreement and Plan of Merger, dated as of July 12, 2019, among the Company, Milacron Holdings Corp. and Bengal Delaware Holding Corporation, a Delaware corporation and the Company’s wholly owned subsidiary.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Par Call Date” means July 15, 2026.

“Permitted Liens” means:

(1)       Liens on any Principal Property (including capital stock of any Subsidiary owning such Principal Property) acquired, constructed, improved, altered, expanded or repaired by the Company or any Subsidiary after the date of this Indenture which liens are created or assumed contemporaneously with such acquisition, construction, improvement, alteration, expansion or repair, or within 270 days before or after such acquisition (including, without limitation, acquisition through merger or consolidation), construction, improvement, alteration, expansion or repair (or the completion of such construction, alteration, improvement or repair or commencement of commercial operation of such Principal Property, whichever is later), and which are created to secure or provide for the payment of all or any part of the cost of such acquisition, construction, improvement, alteration, expansion or repair;

(2)       Liens on property, assets or shares of capital stock existing at the time of the acquisition of such property, assets or shares of capital stock, including liens on property, assets or shares of capital stock of an entity existing at the time such entity becomes a Subsidiary;

(3)       Liens existing on the Issue Date;

(4)       Liens in favor of the Company or any Subsidiary;

(5)       Liens in favor of the United States of America or any State, or in favor of any department, agency or instrumentality or political division, or in favor of any other country, or any political subdivision of a foreign country, the purpose of which is to secure partial, progress, advance or other payments, or other obligations, pursuant to any contract or statute, or to secure debts incurred in financing the acquisition or construction of or improvements or alterations to property subject thereto;

(6)       Liens imposed by law, for example mechanics’, workmen’s, repairmen’s, or other similar liens arising in the ordinary course of business;

(7)       pledges or deposits under workmen’s compensation or similar legislation or in certain other circumstances;

(8)       Liens in connection with legal proceedings;

(9)        Liens resulting from the deposit of funds or evidences of indebtedness in trust for the purpose of defeasing or discharging the Company’s indebtedness or the indebtedness of any Subsidiary, and legal or equitable encumbrances deemed to exist by reason of negative pledges;

(10)       Liens for contested taxes or assessments provided, that an adequate reserve as shall be required in conformity with GAAP shall have been made therefor;

(11)       Liens consisting of restrictions on the use of real property that do not interfere materially with the property’s use; or

(12)       Liens securing indebtedness or other obligations of a Subsidiary owing to the Company or any other Subsidiary.

“Principal Property” means any manufacturing plant located within the United States of America (other than its territories or possessions) and owned by the Company or any Subsidiary, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets of the Company, except any such plant which is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole (as determined by any two of the following: the Chairman or a Vice Chairman of the Board of the Company, its President, its Chief Financial Officer, its Vice President of Finance, its Treasurer or its Controller).

“Prospectus Supplement” means the final prospectus supplement dated September 16, 2019 relating to the offering of the Notes.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency; provided, that the Company shall give notice of such appointment to the Trustee.

“Ratings Event” means the Notes are downgraded and are not rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of the Change of Control and (ii) the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any Rating Agency has publicly announced that it is considering a possible ratings change), provided that no such extension shall occur if on such 60th day the Notes have an Investment Grade rating from at least one Rating Agency and are not subject to review for possible downgrade by such Rating Agency, and provided further, that a Ratings Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Ratings Event). If a Rating Agency is not providing a rating for the Notes during any period, the Notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during such period.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, its successors and assigns and four other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company, except that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company may designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the Notes called for redemption. Prior to any redemption date, the Company is required to deposit with the Trustee or with a paying agent money sufficient to pay the redemption price of, and accrued interest on, the Notes to be redeemed on such date. If the Company is redeeming less than all the Notes, the Trustee under the Indenture must select the Notes to be redeemed by lot.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal and interest thereon that would be due if such Notes matured on the Par Call Date (excluding accrued but unpaid interest to the related redemption date).

“S&P” means S&P Global Ratings Inc., a division of S&P Global Inc. and its successors.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1) or (2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of issuance of the Notes.

“Special Mandatory Redemption Date” means the earlier to occur of (1) August 5, 2020 (or if such day is not a business day, the first business day thereafter), or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the date that the Merger Agreement terminates in accordance with its terms.

“Stated Maturity,” when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of principal or interest is due and payable.

“Subsidiary” means, with respect to any specified person:

(1)       any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person (or a combination thereof);

(2)       any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are that person or one or more Subsidiaries of that person (or any combination thereof); or

(3)       any limited liability company (a) the manager or managing member of which is such person or a Subsidiary of such person or (b) the only members of which are that Person or one or more Subsidiaries of that person (or any combination thereof).

Unless the context otherwise requires, “Subsidiary” as used herein shall mean a Subsidiary of the Company.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company pursuant to the definition of Rating Agency as a replacement for an Interest Rate Rating Agency.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Trustee” has the meaning set forth in the recitals to this Supplemental Indenture until a successor replaces it in accordance with the applicable provisions of the Indenture and, thereafter, means the successor.

“Voting Stock” of any person as of any date means the capital stock of that person that is at the time entitled to vote in the election of the board of directors (or equivalent body) of such person.

SECTION 1.2 Incorporation by Reference of TIA. This Supplemental Indenture is subject to the mandatory provisions of the Trust Indenture Act of 1939, as amended (the “TIA”). Whenever this Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Supplemental Indenture.

All other terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

SECTION 1.3 Rules of Construction. Unless the context otherwise requires, for purposes of this Supplemental Indenture:

(1)       a term has the meaning assigned to it herein;

(2)       an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP or a successor to GAAP;

(3)       “or” is not exclusive;

(4)       words in the singular include the plural, and in the plural include the singular;

(5)       unless otherwise specified, any reference to a Section or an Article refers to such Section or Article of this Supplemental Indenture;

(6)       provisions apply to successive events and transactions;

(7)       “will” and “shall” shall be interpreted to express a command; and

(8)       references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

ARTICLE II

THE NOTES

SECTION 2.1 Creation of Series of Securities. Pursuant to Section 301 of the Base Indenture, there are hereby created one new series of Securities designated as the “4.500% Senior Notes due 2026” in an unlimited aggregate principal amount. On the Issue Date, the Company will issue $375,000,000 in aggregate principal amount of the Notes.

SECTION 2.2 Terms of the Notes.

(a)       Form and Dating.       Pursuant to Section 201 of the Base Indenture, the Notes shall be substantially in the form annexed hereto as Exhibit A. The terms and provisions contained in the form of the Notes annexed hereto as Exhibit A, shall constitute, and are hereby expressly made, a part of this Supplemental Indenture. The Company shall be entitled to issue, from time to time, without the consent of the Holders of Notes, additional Notes (in any such case, “Additional Notes”) under this Supplemental Indenture, provided that any such Additional Notes that are not fungible with the Initial Notes (as defined below) for United States federal income tax purposes will be issued with a different CUSIP, ISIN or other identifying number than the CUSIP, ISIN or other identifying number issued to the Initial Notes. Any Additional Notes issued shall have identical terms and conditions as the Initial Notes, other than with respect to the issue price, the date of issuance, the payment of interest accruing prior to the issue date of such Additional Notes and the first Interest Payment Date following the issue date of such Additional Notes. The Initial Notes issued on the Issue Date will be represented initially by one or more Global Notes registered in the name of Cede & Co., as a nominee of the Depository, The Depository Trust Company. The Notes shall be issued in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)       Terms of the Notes.

(1) Principal Amounts. The aggregate principal amount of the Notes (the “Initial Notes”) that may be initially authenticated and delivered under the Indenture on the Issue Date shall be $375,000,000. Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture and will be treated as a single class for all purposes under the Indenture. All references to the Notes shall include the Initial Notes and any Additional Notes, unless the context otherwise requires. The aggregate principal amount of the Additional Notes shall be unlimited.

(2) Maturity Date. The entire outstanding principal of the Notes shall be payable on September 15, 2026.

(3) Interest Rate. The rate at which the Notes shall bear interest shall be 4.500% per annum; the date from which interest shall accrue on the Notes shall be the Issue Date, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be March 15 and September 15 of each year, beginning March 15, 2020; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date, which shall be the March 1 or September 1, as the case may be, immediately preceding such Interest Payment Date.

(4) Currency. The currency of denomination of the Notes is United States Dollars. Payment of principal of and interest and premium on, if any, the Notes shall be made in United States Dollars.

(c)       Additional Notes.       With respect to any Additional Notes, in addition to any other requirements set forth in the Base Indenture, the Company shall set forth in a Board Resolution or in a supplemental indenture or in an officer’s certificate, a copy of which shall be delivered to the Trustee, the following information:

(1)       the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture;

(2)       the issue price, the issue date and the CUSIP, ISIN or other identifying number issued to such Additional Notes; and

(3)       whether such Additional Notes will be issued as Global Notes or as Certificated Notes and whether and to what extent the Additional Notes will contain additional legends.

SECTION 2.3 Interest Rate Adjustment.

(a)       The interest rate payable on the Notes may be subject to adjustments from time to time if either of the Interest Rate Rating Agencies or a Substitute Rating Agency downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Notes, as set forth in this Section 2.3. If either of the Interest Rate Rating Agencies ceases to rate the Notes or fails to make a rating the Notes publicly available for reasons outside of the Company’s control, the Company shall select a Substitute Rating Agency.

(b)       If the rating of the Notes from any one or more of the Interest Rate Rating Agencies (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in the immediately following tables, the interest rate on the Notes will increase from the interest rate set forth on the cover page of the Prospectus Supplement by an amount equal to the percentage set forth opposite the ratings from the tables below:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

* Including the equivalent ratings of any Substitute Rating Agency therefor.

(c)       If at any time only one Interest Rate Rating Agency provides a rating of the Notes the Company shall use commercially reasonable efforts to obtain a rating of the Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on such Notes pursuant to the tables in Section 2.3(b), (1) such Substitute Rating Agency will be substituted for the last Interest Rate Rating Agency to provide a rating of the Notes but which has since ceased to provide such rating, (2) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table in Section 2.3(b) with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by S&P or Moody’s, as applicable, in such table, and (3) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes as set forth on the cover page of the Prospectus Supplement plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table in Section 2.3(b) (taking into account the provisions of Section 2.3(c)(2)) (plus any applicable percentage resulting from a decreased rating by another Interest Rate Rating Agency).

(d)       For so long as only one Interest Rate Rating Agency provides a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the applicable table in Section 2.3(b). For so long as no Interest Rate Rating Agency (or a Substitute Rating Agency therefor) provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate payable on the Notes on the Issue Date.

(e)       Each interest rate adjustment required by any downgrade or upgrade in a rating as set forth above, whether occasioned by the action of an Interest Rate Rating Agency (or a Substitute Rating Agency therefor), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of another Interest Rate Rating Agency. In no event shall (1) the interest rate for the Notes be reduced to below the interest rate payable on the Notes on the Issue Date or (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the Issue Date.

(f)       Except as set forth in Sections 2.3 (a)-(e), no adjustment in the interest rate on the Notes shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating of the Notes. If at any time the interest rate on the Notes has been adjusted upward and any of the Interest Rate Rating Agencies (or any Substitute Rating Agency therefor), as the case may be, subsequently upgrades its rating of the Notes to or above any of the threshold ratings set forth in Sections 2.3 (a)-(e), the interest rate on the Notes will again be adjusted (and decreased, if appropriate) such that the interest rate for the Notes equals the interest rate payable on the Notes on the Issue Date plus (if applicable) an amount equal to the percentages per annum set forth opposite the ratings in the tables in Section 2.3(b)with respect to the ratings assigned to the Notes (based on the gradations set forth in the tables in Section 2.3(b)) at that time, including the ratings given by such Interest Rate Rating Agency. For the avoidance of doubt, if at any time after an interest rate adjustment has occurred the Interest Rate Rating Agencies (or any Substitute Rating Agency therefor) have assigned ratings to the Notes of Baa3 or BBB- (or its equivalent if with respect to any Substitute Rating Agency) or higher, as the case may be, the interest rate payable on the Notes will be decreased to the interest rate payable on the Notes on the Issue Date.

(g)      Any interest rate increase or decrease described in this Section 2.3 will take effect from the first interest payment date following the date on which a rating change occurs requiring an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs. If an Interest Rate Rating Agency (or a Substitute Rating Agency therefor) changes its rating of the Notes more than once prior to any particular interest payment date, the last such change by such agency prior to such interest payment date will control in the event of a conflict for purposes of any increase or decrease in the interest rate with respect to the Notes described above relating to such Interest Rate Rating Agency’s action.

(h)      The interest rate on the Notes will permanently cease to be subject to any adjustment described in this Section 2.3 (notwithstanding any subsequent downgrade in the rating by any Interest Rate Rating Agency) if the Notes become rated Baa1 or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and BBB+ or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), as the case may be.

(i)        If the interest rate payable on the Notes is increased as described in this Section 2.3, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

SECTION 2.4 Transfer and Exchange.

(a)       A Holder of the Notes may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder of the Notes, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders of the Notes may be required to pay all taxes or other governmental charge due on transfer. The Company is not required to transfer or exchange any Note selected for redemption. The Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

SECTION 2.5 Application of Supplemental Indenture. Notwithstanding any other provision of this Supplemental Indenture, all provisions of this Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document. All Initial Notes and Additional Notes, if any, will be treated as a single series for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.

SECTION 2.6 Effect of Supplemental Indenture. With respect to the Notes (and only with respect to the Notes), the Base Indenture shall be supplemented pursuant to Section 901 thereof to establish the terms of the Notes as set forth in this Supplemental Indenture, including, without limitation, as follows:

(a)        The definition of each term set forth in Section 101 of the Base Indenture is with respect to the Notes (and only with respect to the Notes) deleted and replaced in its entirety by the definition ascribed to such term in Article I of this Supplemental Indenture to the extent any such term is defined in both the Base Indenture and this Supplemental Indenture;

(b)       To the extent that the provisions of this Supplemental Indenture conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling, with respect to the Notes (and only with respect to the Notes).

(c)       Except as set forth in this Supplemental Indenture, the provisions of the Base Indenture shall remain in full force and effect with respect to the Notes.

ARTICLE III

REDEMPTION AND REPURCHASE AT THE OPTION OF HOLDERS

SECTION 3.1 Special Mandatory Redemption.

(a)       The Company shall redeem all of the outstanding Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”), if:

(1)       the Merger is not consummated on or prior to July 6, 2020; or

(2)       the Merger Agreement is terminated at any time before July 6, 2020.

(b)       In the event that the Company is required to redeem the Notes pursuant to Section 3.1(a), the Company shall cause a notice of special mandatory redemption to be delivered to each registered Holder of the Notes, with a copy to the Trustee, within five business days after the occurrence of the event triggering the special mandatory redemption.

(c)       In the event that funds sufficient to pay the Special Mandatory Redemption Price of all the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee on or prior to such Special Mandatory Redemption Date, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date, such Notes will cease to bear interest and all rights under such Notes shall terminate (other than in respect of the right to receive the Special Mandatory Redemption Price, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date).

SECTION 3.2 Optional Redemption of the Notes.

(a)       Prior to the Par Call Date, the Company may redeem the Notes in whole at any time or in part from time to time, at its option, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments on the Notes being redeemed on the redemption date, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus 45 basis points, plus accrued and unpaid interest on such Notes being redeemed to, but not including, the redemption date. On or after the Par Call Date, the Company may on any one or more occasions redeem all or a part of the Notes, at its option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on such Notes being redeemed to, but not including, the redemption date.

(b)       If an optional redemption date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date. In determining the redemption price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption and those Notes will cease to be outstanding.

(c)       The Trustee shall have no obligation to calculate or verify the calculation of the present values of the Remaining Scheduled Payments, the Treasury Rate or any aspect of such calculations.

(d)       If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption in compliance with the requirements of the Depository, or if the Notes are not held through a Depository or the Depository prescribes no method of selection, by lot, in accordance with the Depository’s customary procedures, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption or purchase; provided, however, that no Note of $2,000 in aggregate principal amount of less shall be redeemed in part.

(e)       Notices of optional redemption will be sent by electronic submission (for Notes held in book-entry form) or first class mail at least 10 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with Article 4 of the Base Indenture.

(f)       If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Notes that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the Note upon cancellation of the original Note if such Notes are held in physical form.

(g)       The Company and its affiliates may at any time and from time to time purchase Notes in the open market, by tender offer, negotiated transactions or otherwise.

SECTION 3.3 Repurchase at the Option of Holders—Change of Control Triggering Event.

(a)       If a Change of Control Triggering Event occurs, unless the Company at such time has given notice of redemption under Sections 3.1 or 3.2 with respect to all outstanding Notes and all conditions to such redemption have either been satisfied or waived, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to the provisions of this Section 3.3 (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”).

(b)       Within 30 days following any Change of Control Triggering Event, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, unless the Company at such time has given notice of redemption under Sections 3.1 or 3.2 with respect to all outstanding Notes, the Company shall send a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent, other than as may be required by law, pursuant to the procedures required by the Indenture and described in such notice. If a Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date. The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.3 by virtue of such compliance.

(c)       On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)       accept or cause a third party to accept for payment all Notes or portions of Notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)       deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(3)       deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of the Notes or portions of Notes being repurchased by the Company and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

The Paying Agent will promptly mail to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(d)       The Company will not be required to make a Change of Control Offer with respect to the Notes upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer with respect to such Notes in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all the Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) a notice of redemption has been given pursuant to the Indenture with respect to the Notes under Sections 3.1 or 3.2, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained in this Section 3.3, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the occurrence of such Change of Control Triggering Event (whether or not a Ratings Event has occurred), if a definitive agreement is in place for a Change of Control at the time the Change of Control Offer is made.

(e)       No Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

ARTICLE IV

COVENANTS

This Article IV shall replace and supersede in its entirety Sections 1004 through 1010 of Article 10 of the Base Indenture.

SECTION 4.1 Limitation on Secured Debt.

(a)       The Company will not, nor will it permit any of its Subsidiaries to, create, incur or assume any Lien (other than Permitted Liens) that secures any Debt on any Principal Property of the Company or any Subsidiary, or on capital stock of any Subsidiary that owns a Principal Property (“secured debt”), without securing the Notes (together with, at the option of the Company, any other Debt of the Company or such Subsidiary ranking equally in right of payment with the Notes) equally and ratably with or, at the option of the Company, prior to, such other Debt for so long as such other Debt is so secured. Any Lien that is granted to secure the Notes under this Section 4.1 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes under this Section 4.1.

(b)       The restrictions set forth in Section 4.1(a) do not apply to extensions, renewals or replacements, in whole or in part, of any secured debt (and for the avoidance of doubt, any successive extensions, renewals or replacements of such secured debt), so long as the principal amount of secured debt shall not exceed the amount of secured debt existing at the time of such extension, renewal or replacement (plus an amount equal to any premiums, accrued interest, fees, expenses or other costs payable in connection therewith).

(c)       The Company or any Subsidiary may incur or otherwise create secured debt without equally and ratably securing the Notes if, when such secured debt is incurred or created, the total amount of all outstanding secured debt (excluding Debt secured by Permitted Liens) plus Attributable Debt relating to sale and leaseback transactions entered into pursuant to Section 4.2(c)(1) does not exceed 15% of the Company’s Consolidated Net Tangible Assets.

SECTION 4.2 Limitation on Sale and Leaseback Transactions.

(a)       The Company will not, nor will it permit any of its Subsidiaries to enter into any sale and leaseback transaction involving any Principal Property, unless within 270 days, the Company applies (1) to the purchase, construction, development, expansion or improvement of other property or equipment used or useful in the Company’s business or (2) to the retirement of the Company’s Funded Debt an amount not less than the greater of:

(1)       the net proceeds of the sale of the Principal Property sold and leased back pursuant to the arrangement; and

(2)       the amount of Attributable Debt associated with the Principal Property sold and leased back.

(b)       The amount applied to the retirement of Funded Debt shall be reduced by (1) the principal amount of any debt securities delivered within 120 days after the sale and leaseback transaction to the Trustee for retirement and cancellation, and (2) the principal amount of Funded Debt, other than debt securities, voluntarily retired by the Company within 120 days after the sale and leaseback transaction. Notwithstanding the foregoing, no retirement of Funded Debt may be effected by payment at maturity or pursuant to any mandatory prepayment provision.

(c)       The limitations contained in Section 4.2(a) shall not apply to the following:

(1)       a sale and leaseback transaction if the Company or a Subsidiary would be entitled to incur Debt secured by a lien on the Principal Property to be leased, without equally and ratably securing the Notes, in an aggregate principal amount equal to the Attributable Debt with respect to such sale and leaseback transaction;

(2)       leases for a term of not more than three years;

(3)       a sale and leaseback transaction between the Company and a Subsidiary or between Subsidiaries; or

(4)       if, at the time of the sale and leaseback transaction, after giving effect to the transaction the total Attributable Debt of all sale and leaseback transactions entered into pursuant to Section 4.2(c)(1), plus all outstanding secured debt (excluding Debt secured by Permitted Liens) does not exceed 15% of the Company’s Consolidated Net Tangible Assets.

SECTION 4.3 Reports.

The Company shall file with the Trustee and the Commission, and transmit to Holders of the Notes such information, documents and other reports, and such summaries thereof, as may be required pursuant to the TIA at the times and in the manner provided in the TIA provided that, unless available on the SEC’s EDGAR reporting system, any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is filed with the SEC. The Trustee is not responsible for the review or dissemination of such information, documents, other reports and the related summaries provided hereunder.

SECTION 4.4 Additional Subsidiary Guarantees.

The Company shall cause any Subsidiary that hereafter becomes a guarantor under the Credit Agreement to, within 30 days of the date such Subsidiary becomes a guarantor under the Credit Agreement, to guarantee, on a joint and several basis with the Guarantors, the Company’s obligations under the Notes and the Indenture with respect to the Notes and to execute a supplemental indenture containing substantially the terms set forth in Article VIII of this Supplemental Indenture evidencing such guarantee.  The Company’s obligations to cause the issuance of the guarantees hereunder shall only apply with respect to any specific Subsidiary until such time as such Subsidiary has been released from its obligations pursuant to Section 8.3.

ARTICLE V

DEFAULTS AND REMEDIES

This Article V shall replace and supersede in its entirety Article 5 of the Base Indenture with the exception of Sections 501(f), 501(g) and 502 of the Base Indenture.

SECTION 5.1 Events of Default.

(a)       Each of the following is an “Event of Default” with respect to the Notes:

(1)       default in any payment of interest on any Note when due, and the continuance of such default for 30 days;

(2)       default in the payment of principal of, or premium, if any, on the Notes when due and payable;

(3)       default for 60 days after written notice specifying the default from the Trustee or Holders of at least 25% of the aggregate principal amount of the then outstanding Notes to comply with any other agreement in the Indenture not specified above;

(4)       an event of default under any indenture or instrument under which the Company or any Significant Subsidiary has outstanding at least $100,000,000 aggregate principal amount of Debt for money borrowed, which results in the acceleration of that Debt where the acceleration is not rescinded or annulled within 30 days after notice pursuant to the Indenture has been provided; or

(5)       an Event of Default under Section 501(f) or Section 501(g) of the Base Indenture in respect of the Company or any Significant Subsidiary has occurred.

(b)       The Trustee may withhold notice to the Holders of the Notes of any default, except with respect to the payment of principal, premium or interest, if it considers such withholding of notice in the interest of such Holders.

SECTION 5.2 Remedies.

(a)       If an Event of Default (other than an Event of Default described in Section 5.1(a)(5) above with respect to the Company) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

(b)       If an Event of Default described in Section 5.1(a)(5) occurs and is continuing with respect to the Company, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes.

(c)       If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture or the Notes at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any costs, liability and expenses, except to enforce the right to receive payment of principal, premium, if any, and interest, if any, when due.

(d)       The Holders of a majority in aggregate principal amount of the then outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, with respect to such Notes.

(e)       No Holder of the Notes may pursue any remedy with respect to the Indenture or the Notes unless:

(1)       such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)       the Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)       such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any costs, liability and expenses to be incurred in compliance with such request;

(4)       the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)       the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that is inconsistent with such request within such 60-day period.

(f)        In the event an Event of Default has occurred and is continuing, the Trustee shall be required, in the exercise of its powers, to use the degree of care that a prudent person would use under the circumstances in the conduct of his or her own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or the Notes or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to security or indemnification satisfactory to it in its sole discretion against all costs, liability and expenses caused by taking or not taking such action.

(g)       The Holders of a majority in aggregate principal amount of the then outstanding Notes may on behalf of the Holders of all the Notes rescind any acceleration or waive any existing or past defaults and its consequences under the Indenture, if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, except that each Holder of the Notes affected by a default must consent to a waiver of:

(1)       a default in payment of the principal of, or premium, if any, or interest, if any, on the Notes; and

(2)       a default in respect of a covenant or provision of the Indenture that cannot be amended or modified without the consent of each Holder of the Notes.

ARTICLE VI

SUPPLEMENTAL INDENTURES

SECTION 6.1 Without Consent of Holders.

(a)       Without the consent of any Holders of the Notes, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may modify or amend the Indenture, in form satisfactory to the Trustee, for any, but not limited to, of the following purposes:

(1)       to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes;

(2)       to add provisions for the benefit of the Holders of the Notes , or to surrender any right or power in the Indenture conferred upon the Company;

(3)       to add any additional Events of Default;

(4)       to evidence and provide for the acceptance of appointment of a successor trustee;

(5)       to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision of the Indenture, or to make any other change; in each case, that does not adversely affect the interests of the Holders of the Notes in any material respect;

(6)       to conform the terms of the Indenture or the Notes to the description thereof contained in the Prospectus Supplement;

(7)       to provide for the Notes to become secured (or to release such security as permitted by the Indenture and the applicable security documents);

(8)       to provide for additional guarantees of the Notes (or to release such guarantees as permitted by the Indenture); or

(9)       to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture.

ARTICLE VII

SATISFACTION AND DISCHARGE

SECTION 7.1 Amendment to Base Indenture.

(a)       The second line of Section 403 of the Base Indenture is hereby amended with respect to the Notes to delete “91st day after the”.

ARTICLE VIII

GUARANTEES

SECTION 8.1 Guarantees.

(a)       Each of the Guarantors hereby fully and unconditionally guarantees (collectively, the “Guarantees”), on a joint and several basis to each Holder of the Notes and to the Trustee and its successors and assigns on behalf of each Holder of the Notes, the full and punctual payment of principal of (and premium, if any) and (subject to Section 307 of the Base Indenture) interest on, and all other monetary obligations of the Company under the Base Indenture, this Supplemental Indenture and the Notes (including obligations to the Trustee), in each case, with respect to Notes authenticated and delivered by the Trustee or its agent pursuant to and in accordance with the Indenture when and as the same shall become due and payable, in accordance with the terms of the Indenture and the Notes (all the foregoing being hereinafter collectively referred to as the “Obligations”).  Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article VIII notwithstanding any extension or renewal of any Obligation.  All payments under each Guarantee will be made as specified in Section 311 of the Base Indenture.

(b)       Each Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety and shall be absolute, full and unconditional, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of the Notes, the Base Indenture or this Supplemental Indenture, any failure to enforce the provisions of the Notes, the Base Indenture or this Supplemental Indenture, any waiver, modification or indulgence granted to the Company with respect thereto by the Holders of the Notes or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full).  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Company prior to exercising its rights under a Guarantee (including, for the avoidance of doubt, any right which a Guarantor may have to require the seizure and sale of the assets of the Company to satisfy the outstanding principal of, interest on or any other amount payable under the Notes prior to recourse against such Guarantor or its assets), protest or notice with respect to the Notes or the Debt evidenced thereby and all demands whatsoever, and covenants that its Guarantee will not be discharged with respect to the Notes except by payment in full of the principal thereof and interest thereon or as otherwise provided in the Base Indenture or in this Supplemental Indenture, including Section 8.4.  If at any time any payment of principal of (and premium, if any) and interest on the Notes is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Guarantor’s obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or return as though such payment had become due but had not been made at such times.

Neither a failure nor a delay on the part of either the Trustee or the Holders of the Notes in exercising any right, power or privilege under this Article VIII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders of the Notes expressed in this Article VIII are cumulative and exclusive of any other rights, remedies or benefits that either may have under this Article VIII at law, in equity, by statute or otherwise.

(c)       Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder of the Notes in enforcing any rights under this Section 8.1.

(d)       Upon request of the Trustee, each Guarantor shall execute and deliver such instruments and do such further acts as may be reasonably necessary to give effect to this Supplemental Indenture.

SECTION 8.2 Subrogation.

(a)       Each Guarantor shall be subrogated to all rights of the Holders of the Notes against the Company in respect of any amounts paid to such Holders of the Notes by such Guarantor pursuant to the provisions of its Guarantee.

(b)       Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders of the Notes in respect of any Obligations guaranteed hereby until payment in full of all Obligations.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders of the Notes and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 502 of the Base Indenture for the purposes of the Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Section 502 of the Base Indenture, such Obligations shall forthwith become due and payable by the Guarantor for the purposes of this Section 8.2.

SECTION 8.3 Release of Guarantees. A Guarantee of a Guarantor shall be automatically and unconditionally released, and the Guarantor that granted such Guarantee shall be automatically and unconditionally released from its Obligations:

(a)       in the event that all of the capital stock or other equity interests, or all or substantially all of the assets, of such Guarantor are sold or transferred, including by way of merger, consolidation or otherwise, in a transaction in compliance with the terms of the Indenture;

(b)       upon defeasance as provided in Sections 7.01 and 7.02 or satisfaction and discharge of the Indenture as provided in Article 4 of the Base Indenture;

(c)       upon redemption of the Notes as provided in Section 3.2; or

(d)           upon release of such Guarantor’s Guarantee of all indebtedness under the Credit Agreement other than a release by or as a result of payment under such Guarantee.

SECTION 8.4 Limitation and Effectiveness of Guarantees. Each Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor that gave such Guarantee without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or the maximum amount otherwise permitted by law.

SECTION 8.5 Notation not Required. Each Guarantor hereby agrees that its Guarantee set forth in Section 8.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

ARTICLE IX

METHODS OF RECEIVING PAYMENTS ON THE NOTES

SECTION 9.1 Methods of Receiving Payments on the Notes. With respect to Notes represented by global notes, the Company will pay all principal, interest and premium, if any, on such Notes in accordance with the procedures of the depositary. If a Holder of Notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders of the Notes at their address set forth in the register of Holders.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Term Defined. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

SECTION 10.2 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

SECTION 10.3 Governing Law. This supplemental indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 10.4 Successors. All agreements of the Company and each Guarantor in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Supplemental Indenture and the Notes shall bind its successors.

SECTION 10.5 Multiple Counterparts. This Supplemental Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Supplemental Indenture.

SECTION 10.6 Effectiveness. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 903 of the Base Indenture.

SECTION 10.7 Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and each Guarantor by corporate action or otherwise, (iii) the due execution hereof by the Company and each Guarantor, (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HILLENBRAND, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Vice President and Treasurer

U.S. Bank National Association,
as Trustee

By:	/s/ Sharon P. Karst
Name: Sharon P. Karst
Title: Vice President

[Signature page to the Supplemental Indenture]

BATESVILLE CASKET COMPANY, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Vice President and Treasurer

BATESVILLE MANUFACTURING, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Vice President and Treasurer

BATESVILLE SERVICES, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Vice President and Treasurer

K-TRON INVESTMENT CO.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Assistant Treasurer

TERRASOURCE GLOBAL CORPORATION

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Assistant Treasurer

PROCESS EQUIPMENT GROUP, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Treasurer

ROTEX GLOBAL, LLC

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Assistant Treasurer

COPERION CORPORATION

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Vice President and Assistant Treasurer

RED VALVE COMPANY, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Assistant Treasurer

COPERION K-TRON PITMAN, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Assistant Treasurer

EXHIBIT A

(Face of Note)

4.500% Senior Notes due 2026

[Insert Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

HILLENBRAND, INC.

4.500% SENIOR NOTES DUE 2026

No. [ ]	CUSIP: [ • ]
ISIN: [ • ]

Hillenbrand, Inc., an Indiana corporation, or its successor, promises to pay to Cede & Co., or registered assigns, the principal sum of [ • ] Dollars ($[ • ]), or such other amount as provided on the “Schedule of Principal Amount” attached as Schedule A hereto, on September 15, 2026.

Interest Payment Dates: March 15 and September 15 of each year, beginning on March 15, 2020.

Regular Record Dates: March 1 and September 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

A-1

In WITNESS HEREOF, the undersigned has caused this instrument to be duly executed.

Dated:

HILLENBRAND, INC.

By:
Name: Theodore S. Haddad, Jr.
Title: Vice President and Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture:

Date of Authentication:

U.S. Bank National Association,
as Trustee

By:
Authorized Officer

A-2

(Reverse of Note)

4.500% Senior Notes due 2026

HILLENBRAND, INC.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Hillenbrand, Inc., an Indiana corporation, or its successor (together, the “Company”), promises to pay interest on the principal amount of this Note (the “Notes”) at a fixed rate of 4.500% per annum. The Company will pay interest in United States dollars semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2020 or, if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including September 25, 2019; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date (but after September 25, 2019), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of the Notes, in which case interest shall accrue from the date of authentication. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2) Interest Rate Adjustment. The interest rate payable on the Notes may be subject to adjustments from time to time if either of the Interest Rate Rating Agencies or a Substitute Rating Agency downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Notes, as set forth below and in Section 2.03 of the Supplemental Indenture. If either of the Interest Rate Rating Agencies ceases to rate the Notes or fails to make a rating the Notes publicly available for reasons outside of the Company’s control, the Company shall select a Substitute Rating Agency.

If the rating of the Notes from any one or more of the Interest Rate Rating Agencies (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in the immediately following tables, the interest rate on the Notes will increase from the interest rate set forth on the cover page of the Prospectus Supplement by an amount equal to the percentage set forth opposite the ratings from the tables below:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

* Including the equivalent ratings of any Substitute Rating Agency therefor.

If at any time only one Interest Rate Rating Agency provides a rating of the Notes the Company shall use commercially reasonable efforts to obtain a rating of the Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on such Notes pursuant to the tables in Section 2.3(b) of the Supplemental Indenture, (1) such Substitute Rating Agency will be substituted for the last Interest Rate Rating Agency to provide a rating of the Notes but which has since ceased to provide such rating, (2) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table in Section 2.3(b) of the Supplemental Indenture with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by S&P or Moody’s, as applicable, in such table, and (3) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes as set forth on the cover page of the Prospectus Supplement plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table in Section 2.3(b) of the Supplemental Indenture (taking into account the provisions of Section 2.3(c) of the Supplemental Indenture) (plus any applicable percentage resulting from a decreased rating by another Interest Rate Rating Agency).

A-3

For so long as only one Interest Rate Rating Agency provides a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the applicable table in Section 2.3(b) of the Supplemental Indenture. For so long as no Interest Rate Rating Agency (or a Substitute Rating Agency therefor) provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate payable on the Notes on the date of their initial issuance.

Each interest rate adjustment required by any downgrade or upgrade in a rating as set forth above, whether occasioned by the action of an Interest Rate Rating Agency (or a Substitute Rating Agency therefor), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of another Interest Rate Rating Agency. In no event shall (1) the interest rate for the Notes be reduced to below the interest rate payable on the Notes on the date of their initial issuance or (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their initial issuance.

Except as set forth in Sections 2.3 (a)-(e) of the Supplemental Indenture, no adjustment in the interest rate on the Notes shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating of the Notes. If at any time the interest rate on the Notes has been adjusted upward and any of the Interest Rate Rating Agencies (or any Substitute Rating Agency therefor), as the case may be, subsequently upgrades its rating of the Notes to or above any of the threshold ratings set forth in Sections 2.3(a)-(e) of the Supplemental Indenture, the interest rate on the Notes will again be adjusted (and decreased, if appropriate) such that the interest rate for the Notes equals the interest rate payable on the Notes on the date of their initial issuance plus (if applicable) an amount equal to the percentages per annum set forth opposite the ratings in the tables in Section 2.3(b) of the Supplemental Indenture with respect to the ratings assigned to the Notes (based on the gradations set forth in the tables in Section 2.3(b) of the Supplemental Indenture) at that time, including the ratings given by such Interest Rate Rating Agency. For the avoidance of doubt, if at any time after an interest rate adjustment has occurred the Interest Rate Rating Agencies (or any Substitute Rating Agency therefor) have assigned ratings to the Notes of Baa3 or BBB- (or its equivalent if with respect to any Substitute Rating Agency) or higher, as the case may be, the interest rate payable on the Notes will be decreased to the interest rate payable on the Notes on the date of their initial issuance.

Any interest rate increase or decrease described in Section 2.3 of the Supplemental Indenture will take effect from the first interest payment date following the date on which a rating change occurs requiring an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs. If an Interest Rate Rating Agency (or a Substitute Rating Agency therefor) changes its rating of the Notes more than once prior to any particular interest payment date, the last such change by such agency prior to such interest payment date will control in the event of a conflict for purposes of any increase or decrease in the interest rate with respect to the Notes described above relating to such Interest Rate Rating Agency’s action.

The interest rate on the Notes will permanently cease to be subject to any adjustment described in Section 2.3 of the Supplemental Indenture (notwithstanding any subsequent downgrade in the rating by any Interest Rate Rating Agency) if the Notes become rated Baa1 or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and BBB+ or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), as the case may be.

If the interest rate payable on the Notes is increased as described in Section 2.3 of the Supplemental Indenture, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

(3) Method of Payment. The Company will pay interest on the Notes (except defaulted interest, if any) on the applicable Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the Regular Record Date immediately preceding the relevant Interest Payment Date, even if such Notes are cancelled after such Regular Record Date and on or before such Interest Payment Date, except as provided in Section 301 of the Base Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose, which, initially, will be the corporate trust office of the Trustee located at U.S. Bank National Association, 60 Livingston Avenue, St. Paul, Minnesota 55107, or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided written wire transfer instructions to the Company and the Paying Agent (as described below). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

A-4

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(4) Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture with respect to the Notes, shall act as Paying Agent and registrar. The Company may change any Paying Agent or registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(5) Indenture. The Company issued the Notes under an indenture dated as of July 9, 2010 (the “Base Indenture,”), a supplemental indenture, dated as of January 10, 2013 (the “First Supplemental Indenture”), a second supplemental indenture, dated as of April 15, 2016 (the “Second Supplemental Indenture”) and a third supplemental indenture, dated as of September 25, 2019 (the “Supplemental Indenture,” and together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the TIA for a statement of such terms. The Trustee shall have no obligation to calculate or verify the calculation of the present value of the Remaining Scheduled Payments, the Treasury Rate or any aspect of such calculations.

(6) Sinking Fund. The Company shall not be required to make sinking fund payments with respect to the Notes.

(7) Special Mandatory Redemption.

The Company shall redeem all of the outstanding Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”), if:

(1)       the Merger is not consummated on or prior to July 6, 2020; or

(2)       the Merger Agreement is terminated at any time before July 6, 2020.

In the event that the Company is required to redeem the Notes pursuant to Section 3.1(a) of the Supplemental Indenture, the Company shall cause the notice of special mandatory redemption to be delivered to each registered Holder of the Notes, with a copy to the Trustee, within five business days after the occurrence of the event triggering the special mandatory redemption.

In the event that funds sufficient to pay the Special Mandatory Redemption Price of all the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee on or prior to such Special Mandatory Redemption Date, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date, such Notes will cease to bear interest and all rights under such Notes shall terminate (other than in respect of the right to receive the Special Mandatory Redemption Price, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date).

A-5

(8) Optional Redemption.

Except as set forth below, the Company shall not be entitled to redeem the Notes at its option.

Prior to July 15, 2026 (the “Par Call Date”) the Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, on at least 10 but not more than 60 days’ prior notice (the date of any such redemption, a “Redemption Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments on the Notes being redeemed on the applicable Redemption Date, discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 45 basis points, plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but not including, the Redemption Date. On or after the Par Call Date, the Company may on any one or more occasions redeem all or a part of the Notes, at its option, on at least 10 but not more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on such Notes being redeemed to, but not including, the Redemption Date. Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes or portions of the Notes called for redemption and those Notes will cease to be outstanding.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity date comparable to the remaining term of the Notes (as measured from the date of redemption and assuming for this purpose that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, its successors and assigns and four other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company, except that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company may designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the Notes called for redemption. Prior to any redemption date, the Company is required to deposit with the Trustee or with a paying agent money sufficient to pay the redemption price of, and accrued interest on, the Notes to be redeemed on such date. If the Company is redeeming less than all the Notes , the Trustee under the indenture must select the Notes to be redeemed by such method as the Trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal and interest thereon that would be due if such Notes matured on the Par Call Date (excluding accrued but unpaid interest to the related redemption date).

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

(9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

(10) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(11) Defaults and Remedies.

(A)          Each of the following constitutes an “Event of Default”:

(1)          default in any payment of interest on any Note when due, and the continuance of such default for 30 days;

(2)          default in the payment of principal of, or premium, if any, on the Notes when due and payable;

(3)          default for 60 days after written notice specifying the default from the Trustee or Holders of at least 25% of the aggregate principal amount of the then outstanding Notes to comply with any other agreement in the Indenture not specified above;

(4)          an event of default under any indenture or instrument under which the Company or any Significant Subsidiary has outstanding at least $100,000,000 aggregate principal amount of indebtedness for money borrowed, which results in the acceleration of that indebtedness where the acceleration is not rescinded or annulled within 30 days after notice pursuant to the Indenture has been provided; or

(5)          an Event of Default under Section 501(f) or Section 501(g) of the Base Indenture in respect of the Company or any Significant Subsidiary has occurred.

(B)           The Trustee may withhold notice to the Holders of the Notes of any default, except with respect to the payment of principal, premium or interest, if it considers such withholding of notice in the interest of such Holders.

(C)           If an Event of Default (other than an Event of Default described in in clause (A)(5) above or Section 5.1(a)(5) of the Supplemental Indenture with respect to the Company) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

(D)           If an Event of Default described in clause (A)(5) above or Section 5.1(a)(5) of the Supplemental Indenture occurs and is continuing with respect to the Company, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes.

(E)            If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture or the Notes at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any costs, liability and expenses, except to enforce the right to receive payment of principal, premium, if any, and interest, if any, when due.

(F)           The Holders of a majority in aggregate principal amount of the then outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, with respect to such Notes.

(G)           No Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)          such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)          the Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)          such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any costs, liability and expenses to be incurred in compliance with such request;

(4)          the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)          the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that is inconsistent with such request within such 60-day period.

(K)           In the event an Event of Default has occurred and is continuing, the Trustee shall be required, in the exercise of its powers, to use the degree of care that a prudent person would use under the circumstances in the conduct of his or her own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or the Notes or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to security or indemnification satisfactory to it in its sole discretion against all costs, liability and expenses caused by taking or not taking such action.

(L)           The Holders of a majority in aggregate principal amount of the then outstanding Notes may on behalf of the Holders of all the Notes rescind any acceleration or waive any existing or past defaults and its consequences under the Indenture, if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, except that each Holder of the Notes affected by a default must consent to a waiver of:

(1)          a default in payment of the principal of, or premium, if any, or interest, if any, on the Notes; and

(2)          a default in respect of a covenant or provision of the Indenture that cannot be amended or modified without the consent of each Holder of the Notes .

(M)          The Company will furnish to the Trustee annual statements as to the fulfillment of the Company’s obligations under the Indenture.

(12) Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not the Trustee.

(13) No Recourse Against Others. No director, officer, employee, stockholder or other affiliate of the Company or any Guarantor, as such or in such capacity, shall have any personal liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the subsidiary guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation, by reason of his, her or its status as such director, officer, employee, stockholder or other affiliate. Each Holder of the Notes by accepting the Note waives and releases all such liability. The waiver and release are part of the consideration for the issuances of the Notes.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any Holder of equity in the Trustee.

(14) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(17) GOVERNING LAW; WAIVER OF TRIAL BY JURY. THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE TRUSTEE and each Holder by accepting a Security IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE OR THE TRANSACTIONS CONTEMPLATED THEREBY.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Hillenbrand, Inc.

One Batesville Boulevard, Batesville, Indiana 47006

Attention: Secretary

Facsimile No.: (812) 931-5209

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The following decreases or increases in the principal amount of this Global Note have been made:

Date of Decrease or Increase	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian